Exhibit 10.7

BRIDGE BANCORP, INC.

AMENDED AND RESTATED DIRECTORS DEFERRED COMPENSATION PLAN

ARTICLE I

PREAMBLE

Effective as of April 1, 2009 (the “Effective Date”), and as amended and restated on April 28, 2015, Bridge Bancorp, Inc. (the “Company”) hereby establishes the Bridge Bancorp, Inc. Amended and Restated Directors Deferred Compensation Plan (the “Plan”) to allow members of the board of directors (“Director”) of the Company and Bridgehampton National Bank (the “Bank”), the wholly-owned subsidiary of the Company, the opportunity to defer all or a portion of the Annual Retainer in effect and payable for serving as a Director and to have such amounts invested in shares of common stock of the Company (“Company Stock”).

ARTICLE II

DEFINITIONS

2.1        Annual Retainer. “Annual Retainer” shall mean the amount of the annual retainer that would have otherwise been paid to a Director for the Plan Year in which the Director’s deferral election is in effect pursuant to Article V. The Annual Retainer shall be deemed to have been earned and paid to the Director as soon as practicable following the Company’s annual shareholder meeting for each Plan Year provided that the Director is either duly elected or continues to serve on the Board of Directors of the Company following the Company’s annual shareholder meeting. The amount of the Annual Retainer that a Director may voluntarily defer to the Plan shall exclude the amount of the Automatic Deferral.

2.2        Beneficiary. “Beneficiary” shall mean the person, persons, or entity designated by the Director as provided in Article VII to receive any benefit payable under the Plan with respect to the Director after his or her death.

2.3        Benefit. “Benefit” shall mean the value of the vested Restricted Stock Units that are credited to the Director’s Deferred Compensation Account.

2.4        Change in Control. “Change in Control” means (1) a change in ownership of the Company or the Bank under paragraph (i) below, or (2) a change in effective control of the Company or the Bank under paragraph (ii) below, or (3) a change in the ownership of a substantial portion of the assets of the Company or the Bank under paragraph (iii) below:

(i)	Change in the ownership of the Company or the Bank. A change in the ownership of the Company or the Bank shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; or

(ii)	Change in the effective control of the Company or the Bank. A change in the effective control of the Company or the Bank shall occur on the date that either (1) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or the Bank possessing 30% or more of the total voting power of the stock of the Company or the Bank; or (2) a majority of members of the Company’s or the Bank’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election, provided that this sub-paragraph (2) is inapplicable where a majority shareholder of the Company or the Bank is another corporation; or

(iii)	Change in the ownership of a substantial portion of the Company’s or Bank’s assets. A change in the ownership of a substantial portion of the Company’s or the Bank’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or the Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (iii) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

2.5        Deferred Compensation Account. “Deferred Compensation Account” shall mean an account maintained by the Company for each Director who has elected to defer his or her Annual Retainer in accordance with Article V.

2.6        Payment Date. “Payment Date” shall mean the date on which the Director is entitled to receive his or her Benefit under the Plan. It shall be the earlier of: (i) the Director’s cessation of service for any reason, including death or disability, (ii) a Change in Control, or (iii) a specified date. For purposes of this Plan, a Director’s “cessation of service” shall be construed to require a “separation from service” as defined in accordance with Code Section 409A. Whether a Director has a “separation from service” will be determined based on facts and circumstances, but generally requires that the Director no longer serves on the board of directors of the Company, the Bank, or

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any member of a controlled group of corporations with the Company or Bank within the meaning of Treasury Regulation 1.409A-1(a)(3).

2.7        Plan Year. “Plan Year” shall mean shall mean the twelve (12) month period from May 1 to April 30 of each year.

2.8        Restricted Stock Units. “Restricted Stock Units” shall represent shares of Company Stock, with each Restricted Stock Unit representing one share of Company Stock.

ARTICLE III

ADMINISTRATION

3.1        Committee Duties. The Board shall appoint a committee of not less than three (3) members to administer and interpret the Plan (the “Committee”). Members of the Committee shall be selected by the board of directors of the Company in its sole discretion and any member of the Committee may be removed by the board at any time, with or without cause. Members of the Committee may be participants under the Plan. The Committee shall have the authority to adopt, amend, interpret and enforce rules and regulations for the operation and administration of the Plan and decide or resolve any and all questions relating to the Plan.

3.2        Agents. In the administration of the Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and consult with counsel who may be counsel to the Company and Bank.

3.3        Binding Effect of Decisions. Any decision or action of the Committee relating to the Plan shall be final, conclusive and binding upon all participants, Beneficiaries and other persons having any interest in the Plan.

ARTICLE IV

ELIGIBILITY AND CONTRIBUTIONS

4.1        Eligibility. All current and future Directors of the Company and Bank are eligible to participate in the Plan.

4.2        Timing of Initial Deferral Election.

(a)         Generally. Each Director shall have the right to elect to defer the receipt of all or any part of his or her Annual Retainer, with such deferred compensation to be payable at the time or times and in the manner herein stated.

(b)         Current Directors. Each Director as of the Effective Date that desires to defer the receipt of his or her Annual Retainer otherwise payable for the Plan Year commencing on May 1, 2009 must execute and deliver to the Company a “Deferral Election Form,” in the form attached hereto as Exhibit A, between April 1, 2009 and April 30, 2009. If a Director submits an executed Deferral Election Form to the Company after April 30, 2009, such Deferral Election Form shall

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apply to services performed in the Plan Year next following the Plan Year in which the Company receives the executed Deferral Election Form.

(c)         New Directors. Notwithstanding anything in the Plan to the contrary, in the case of the first year in which an individual becomes a Director on or after May 1, 2009, an election to defer all or any part of his or her Annual Retainer may be made within thirty (30) of the date the individual becomes a Director. Such election will be effective as of the first day of the month immediately following the month in which a Director executes and delivers to the Company a Deferral Election Form, in the form attached hereto as Exhibit A. Under no circumstances may a Director defer compensation to which the Director has already attained, at the time of deferral, a legally enforceable right to receive such compensation. If a Director submits an executed Deferral Election Form to the Company more than thirty (30) days after he or she first became a Director, such Deferral Election Form shall apply to services performed in the Plan Year next following the Plan Year in which the Company receives the executed Deferral Election Form.

4.3        Subsequent Deferral Elections. An election to defer the Director’s Annual Retainer shall continue in effect until changed or revoked. The Committee may permit a Director to change his or her deferral election for a subsequent Plan Year, provided that a subsequent deferral election is made on or prior to the December 15th preceding the Plan Year in which such income shall be earned. All changes and revocations shall be made in writing on a Deferral Election Form, attached hereto as Exhibit A. A subsequent deferral election shall apply to all deferrals on a going forward basis until changed or revoked (and may not apply to previous deferrals).

4.4	Automatic Deferral. As soon as practicable following the Company’s annual shareholder meeting for each Plan Year, the Company and/or Bank will contribute an amount, as determined at the discretion of the Compensation Committee and/or Board of Directors (which may be pro-rated for a new Director), to the Plan on behalf of each Director (the “Automatic Deferral”), provided that the Director is either duly elected or continues to serve on the Board of Directors of the Company following the Company’s annual shareholder meeting for the applicable Plan Year, subject to all terms and conditions of the Plan.

(a)	Generally. Since the Company and/or Bank will contribute the Automatic Deferral (i.e., a non-elective Company contribution), as soon as practicable following the Company’s annual shareholder meeting, a Director will not complete a deferral election form with respect to the Automatic Deferral. The Board of Directors of the Company and/or Compensation Committee may determine to discontinue the Automatic Deferral by resolutions.

(b)	Payment Date. The Automatic Deferral(s) shall be paid as of the Payment Date; however, for purposes of the Automatic Deferral, the Payment Date shall not be a specified date but a distribution shall be made at the earlier of the Director’s cessation of service for any reason, including death or disability, or a Change in Control.

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(c)	Form of Distribution. The Automatic Deferral shall be distributed to a Director as indicated on the Director’s Automatic Deferral Payment Form. New Directors must complete an Automatic Deferral Payment Form within thirty (30) days of the date the individual becomes a Director. The Director’s election to receive a distribution by lump sum or installments shall be irrevocable. The Committee shall track the different payment forms and payment times for voluntary deferrals and Automatic Deferrals. If a Director does not complete an Automatic Deferral Payment Form, his or her Automatic Deferrals will be paid by lump sum upon the attainment of a Payment Date.

(d)	All Other Terms and Conditions of the Plan Apply. Except as described in this Section 4.4, all other terms and conditions of the Plan apply to the Automatic Deferrals, including (i) crediting the Automatic Deferrals as Restricted Stock Units, (ii) distributing the amounts in the form of Company Stock, and (iii) the vesting schedule set forth in Section 5.4 of the Plan.”

ARTICLE V

ACCOUNT AND INVESTMENT

5.1        Crediting the Deferred Compensation Account. As soon as practicable following the Company’s annual shareholder meeting for each Plan Year, the Director’s Annual Retainer for such Plan Year shall be deferred in accordance with the Director’s Deferral Election and exchanged for Restricted Stock Units provided that the Director is either duly elected or continues to serve on the Board of Directors of the Company following the Company’s annual shareholder meeting. The Restricted Stock Units shall be issued from the 2006 Stock-Based Incentive Plan, 2012 Stock-Based Incentive Plan, or its successor, and credited to the Director’s Deferred Compensation Account. The number of Restricted Stock Units credited to the Director’s Deferred Compensation Account shall equal the dollar amount credited to such account divided by the fair market value of one share of Company Stock. Fair market value is to be determined based on the trailing 10-day average closing price of Company Stock immediately preceding the date of the annual shareholder meeting. Fractional Restricted Stock Units will be used.

5.2        Dividends on Restricted Stock Units. Each Restricted Stock Unit allocated to the Director’s Deferred Compensation Account shall be deemed to pay dividends as if it were one share of Company Stock, and any such deemed dividends will result in the crediting of additional Restricted Stock Units to the Deferred Compensation Account as of (i) the same day the cash dividends are actually paid on Company Stock if the Company maintains a Dividend Reinvestment Plan, or (ii) the same day the cash dividends are actually reinvested in Company Stock under the Company’s Dividend Reinvestment Plan.

5.3        No Voting Rights. The Restricted Stock Units shall not have any shareholder voting rights.

5.4        Vesting. If the Director’s cessation of service occurs on or before the last day of the Plan Year, the Restricted Stock Units and any dividends that were credited to the Director’s Deferred

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Compensation Account during such Plan Year shall be prorated by multiplying such number of Restricted Stock Units by a fraction, the numerator of which is the number of full or partial months of service completed by such Director as measured from the first day of the Plan Year in which the Director’s cessation of service occurs, and the denominator of which is 12. After each Plan Year, a Director shall be one-hundred percent (100%) vested in his or her Annual Retainer for such Plan Year. Notwithstanding the foregoing, a Director’s Deferred Compensation Account shall become 100% vested in the event of disability, death or retirement, as such terms are defined under the Company’s 2006 Stock-Based Incentive Plan.

5.5        Statement of Accounts. Within 90 days after the close of each Plan Year, the Company shall submit to the Director a statement in such form as the Company deems desirable setting forth the balance as of the last day of the Plan Year in the Director’s Deferred Compensation Account.

ARTICLE VI

DISTRIBUTION AND CHANGES IN PAYMENT ELECTIONS

6.1        General. A Director’s Deferred Compensation Account may not be distributed prior to a Payment Date as set forth in Section 2.6. The amounts credited to a Director’s Deferred Compensation Account shall be distributed to a Director as indicated on the applicable Director’s Deferral Election Form, a copy of which is attached as Appendix A, and the Committee shall track, if applicable, the deferrals for different Plan Years that may be governed by numerous Deferral Election Forms. Any distribution from the Deferred Compensation Account must be solely in the form of whole shares of Company Stock and cash will not be distributed in lieu of fractional shares. Any fractional share shall be rounded up to the nearest whole number. The form of benefit payment may be in a single lump sum payment or in annual installment payments not in excess of ten years, as specified on a Director’s Distribution Election Form. In the event that the Director fails to elect a form of distribution, , the Director shall be paid his or her Benefit in a single lump sum distribution within 30 days following the Director’s Payment Date.

6.2        Payment Dates. If the Deferred Compensation Account is to be paid in a single lump payment, the lump sum shall be paid within 60 days following a Payment Date as set forth in Section 2.6. If the Deferred Compensation Account is to be paid in installments, then the first installment shall be paid within 60 days following a Payment Date and all subsequent annual installments shall be paid on January 1st of each year, commencing with the year following the year in which the first annual installment was paid for the time period selected by the Director on his Distribution Election Form. If a Director has elected different time and forms of payments for certain Plan Years, the Committee shall track the various elections to ensure payment(s) are made in accordance with the elections.

6.3        Amount of Each Installment. The dollar amount of each installment paid to a Director or his or her Beneficiaries shall be determined by multiplying the value of the Director’s Deferred Compensation Account as of the day immediately preceding such payment by a fraction. The numerator of the fraction shall in all cases be one, and the denominator of the fraction shall be

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the number of installments remaining to be paid to the Director or his or her Beneficiaries, including the installment for which the calculation is being made. For example, if a Director elected to receive 10 annual installments, the amount of the first annual installment shall be 1/10th of the Director’s Deferred Compensation Account, the second annual installment shall be 1/9th of the then remaining Deferred Compensation Account, and so on.

6.4        Death After Commencement of Payment of Benefit. In the event of a Director’s death after commencement of installment payments, the Company shall continue payment of the remaining balance of the Director’s Benefit to the Director’s Beneficiary at the same time and in the same manner as if the Director had not died.

6.5        Change in Control. In the event of a Change in Control, the Director’s Deferred Compensation Account shall automatically be paid in a single lump sum payment within 30 days following a Change in Control notwithstanding a Director’s payment election.

ARTICLE VII

BENEFICIARIES

7.1        Beneficiary Designations. The Director may designate one or more Beneficiaries in the “Beneficiary Designation Form,” attached hereto as Exhibit B, to receive the Benefit due to such Director upon his or her death. Such Beneficiary designation may be revoked or amended by the Director by delivering to the Company a new Beneficiary Designation Form. In the event the Director fails to designate a Beneficiary, the Director’s designated Beneficiary shall be deemed to be the Director’s estate.

7.2        Effect of Payment. The payment of a Participant’s vested benefit to the deemed Beneficiary shall completely discharge the Company’s obligations to the Participant or the Participant’s Beneficiary under this Plan.

7.3        Effect of Death After Separation from Service. Upon the death of a Participant after Separation from Service, the Beneficiary shall be paid any unpaid balance of the Participant’s Deferred Compensation Account at such time or times and in such amount or amounts as if the Director had not died.

ARTICLE VIII

AMENDMENT AND TERMINATION OF PLAN

8.1        Amendment. The Company reserves the right to amend, suspend or terminate this Plan at any time. However, to the extent any such amendment, suspension or termination would adversely impact the Director’s (or Beneficiary’s) Benefit, the amendment, suspension, or termination shall require the written consent of the Director (or Beneficiary), even if the Director is no longer serving on the board of directors of the Company or the Bank.

8.2        Termination. Under no circumstances may the Plan permit the acceleration of the

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time or manner of any payment under the Plan prior to the Director’s Payment Date, except as provided in this Section 8.2. The Company, may, in its discretion, elect to terminate the Plan in any of the following three (3) circumstances and accelerate the payment of the Director’s entire unpaid Benefit in accordance with Code Section 409A:

(a)         The Plan is terminated within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Director’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)         The Plan is terminated by irrevocable board action taken within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Company are terminated so that the Director and all directors under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.

(c)         The Plan is terminated provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all arrangements sponsored by the Company that would be aggregated with this Plan under Treasury Regulations 1.409A-1(c) if the Director covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Director participated in both arrangements, at any time within three (3) years following the date of termination of the arrangement.

ARTICLE IX

CLAIMS AND REVIEW PROCEDURES

9.1        Claims Procedure. A Director or Beneficiary (“Claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

(a)         Initiation – Written Claim. The Claimant initiates a claim by submitting to the Bank a written claim for the benefits.

(b)         Timing of Bank Response. The Bank shall respond to such Claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the Claimant in writing, prior to the end of the initial 90-day period, that an additional

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period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

(c)         Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the Claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(i)          The specific reasons for the denial;

(ii)         A reference to the specific provisions of the Plan upon which the denial is based;

(iii)        A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed;

(iv)        An explanation of the Plan’s review procedures and the time limits applicable to such procedures; and

(v)         A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA, following an adverse benefit determination upon review.

9.2        Review Procedure. If the Bank denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

(a)         Initiation – Written Request. To initiate the review, the Claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

(b)         Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(c)         Considerations on Review. In considering the review, the Bank shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)         Timing of Bank Response. The Bank shall respond in writing to such Claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the Claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

(e)         Notice of Decision. The Bank shall notify the Claimant in writing of its decision on

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review. The Bank shall write the notification in a manner calculated to be understood by the Claimant. If the decision is a denial, then the notification shall set forth:

(i)          The specific reasons for the denial;

(ii)         A reference to the specific provisions of the Plan upon which the denial is based;

(iii)        A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(iv)        A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1      Unsecured General Creditor. The Director’s interest in his or her Deferred Compensation Account is limited to the right to receive payments under this Plan, and the Director’s position is that of a general unsecured creditor of the Company.

10.2      Nonassignability. The interest of any person under this Plan (other than the Company) shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment or encumbrance, or to the claims of creditors of such person, and any attempt to effectuate any such actions shall be void.

10.3      Interest of Director. The Director and any Beneficiary shall be, in respect to the Restricted Stock Units and Deferred Compensation Account and any Benefits to be paid, and remain simply a creditor of the Company in the same manner as any other creditor having a general claim for compensation, if and when the Director’s or Beneficiary’s rights to receive payments shall mature and become payable. At no time shall the Director be deemed to have any right, title or interest, legal or equitable, in any asset of the Company, including, but not limited to, any investments which represent amounts credited to the Restricted Stock Units or Deferred Compensation Account.

10.4      Taxes. This Plan shall permit the acceleration of the time or schedule of a payment to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. Such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

10.5      Acceleration of Benefit. Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Company, in

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accordance with the provisions of Treasury Regulation 1.409A-3(j)(4) and any subsequent guidance issued. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); or (v) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

10.6      Exclusivity of Plan. This Plan is intended solely for the purpose of deferring compensation to the Director to the mutual advantage of the parties. Nothing contained in this Plan shall in any way affect or interfere with the right of a Director to participate in any other benefit plan in which he or she may be entitled to participate.

10.7      No Right to Continued Service. This Plan shall not confer any right to continued service on a Director.

10.8      Notice. Each notice and other communication to be given pursuant to this Plan shall be in writing and shall be deemed given only when (a) delivered by hand, (b) transmitted by facsimile (fax), (c) received by the addressee, if sent by registered or certified mail, return receipt requested, or by Express Mail, Federal Express or other overnight delivery service, to the Company at its principal office and to a Director at the last known address of such Director (or to such other address or fax number as a party may specify by notice given to the other party pursuant to this Section 10.8).

10.9      Governing Law. This Plan shall be construed and interpreted in accordance with the laws of the State of New York.

10.10   Binding on Successors. This Plan shall be binding upon the Directors, Company and Bank, their heirs, successors, legal representatives and assigns.

10.11   Stock Dividend or Corporate Transaction. In the event of any change in the outstanding shares of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, then the Deferred Compensation Account of each Director shall be adjusted by the Committee in a reasonable manner to compensate for the change, and any such adjustment by the Committee shall be conclusive and binding for all purposes of the Plan.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Company and Bank have executed this Plan originally on March 31, 2009, and as subsequently amended and restated on April 28, 2015.

BRIDGE BANCORP, INC.

By:	/s/ Howard H. Nolan
Howard H. Nolan
Senior EVP Chief Administrative and Financial Officer and Corporate Secretary

BRIDGEHAMPTON NATIONAL BANK

By:	/s/ Howard H. Nolan
Howard H. Nolan
Senior EVP Chief Administrative and Financial Officer and Corporate Secretary

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